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                                 Subsidiaries

                                                        Jurisdiction of
Name of Subsidiary                                       Incorporation
------------------                                      ---------------

1.   BMJ of Lake Tahoe, Inc.                              Nevada
2.   BMJ of Bethlehem, Inc.                               Pennsylvania